Exhibit 10.32

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Agreement is made, entered into, and is effective as of the Effective Date, by and between the Company and the Executive.

Article 1. Term of Employment

1.1 The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company in accordance with the terms and conditions set forth herein, for a period of three years, commencing as of the Effective Date (such three year period, as it may be extended pursuant to Section 1.2, the “Term”).

1.2 Commencing on the third anniversary of the Effective Date, and each anniversary thereafter, the Term shall automatically be extended for one additional year, unless at least 90 days prior to such anniversary, the Company or the Executive shall have given notice in accordance with Section 12.2 that it or he does not wish to extend the Term.

1.3 Restricted Shares; Stock Options. The Company shall grant to the Executive on the Employment Date the following long-term incentive awards:

(a) Time-Based Restricted Shares. A restricted stock award of 40,000 shares of the Company’s common stock. In the event that the Executive’s employment is terminated for Cause or is voluntarily terminated by the Executive other than for Good Reason, any such shares that are unvested at the time of such termination of employment shall be forfeited to the Company (in exchange for no consideration). Such shares will vest as to 10,000 shares on the first anniversary of the Employment Date and as to an additional 2,500 shares at the end of each successive three-month period following the first anniversary of the Employment Date until the fourth anniversary of the Employment Date.

(b) Time-Based Stock Options. A stock option to purchase 100,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the date of grant, a ten year term, and that will vest and become exercisable as to 10,000 shares on the first anniversary of the Employment Date and as to an additional 7,500 shares at the end of each successive three-month period following the first anniversary of the Employment Date until the fourth anniversary of the Employment Date.

(c) Performance-Based Stock Options. A stock option to purchase 100,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the date of grant, a ten year term, and that will vest and become exercisable upon the satisfaction of the performance conditions to be agreed by the Executive and the Company’s Board of Directors.

Article 2. Definitions

2.1 “Agreement” means this Employment Agreement.

2.2 “Annual Bonus” means the annual bonus that may be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.3.

2.3 “Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.2, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.4 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act.

2.5 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 15.6.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cause” means:

(a) Executive has materially breached any of the terms of this Agreement and failed to correct such breach within 15 days after written notice thereof from the Company;

(b) Executive has been convicted of a criminal offense involving a felony giving rise to a sentence of imprisonment;

(c) Executive has breached a fiduciary trust for the purpose of gaining a personal profit, including, without limitation, embezzlement; or

(d) Despite adequate warnings, Executive has intentionally and willfully failed to perform reasonably assigned duties within the normal and customary scope of the Position.

2.8 A “CIC” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied, provided, in each case, that such event constitutes a “Change of Control Event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i):

(a) Any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Common Stock would be converted into cash, securities, or other property, other than (i) a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the Board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the Company’s assets;

(c) The Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(d) Any Person has become the Beneficial Owner of 35% or more of the Common Stock other than pursuant to a plan or arrangement entered into between such Person and the Company; or

(e) During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at lest two-thirds of the directors then still in office who were directors at the beginning of the period.

2.9 “CIC Severance Benefits” means the payment of severance compensation associated with a Qualifying Termination occurring subsequent to a CIC, as described in Section 8.3.

2.10 “Code” means the Internal Revenue Code of 1986, as amended.

2.11 “Common Stock” means the common stock of the Company, $.01 par value per share.

2.12 “Compensation Committee” means the Compensation and Human Resources Committee of the Board, or the committee appointed by the Board to perform the functions of such committee, or if no such committee exists, the Board.

2.13 “Company” means Savient Pharmaceuticals, Inc., a Delaware corporation, or any Successor Company thereto as provided in Section 11.1.

2.14 “Director” means any individual who is a member of the Board.

2.15 “Disability” or “Disabled” has the meaning ascribed to such term in the Company’s long-term disability plan, or in any successor to such plan.

2.16 “Effective Date” means February 7, 2011.

2.17 “Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.18 “Employment Date” means February 21, 2011.

2.19 “Executive” means Lou Ferrari.

2.20 “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a) A reduction of the Base Salary;

(b) A failure to maintain Executive’s amount of benefits under or relative level of eligibility for participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date of this Agreement, including any perquisite program; provided, however, that any such change that applies consistently to all executive officers of the Company or is required by applicable law shall be deemed not to constitute Good Reason;

(c) A failure to require any Successor Company to assume and agree to perform the Company’s obligations hereunder;

(d) Requiring Executive to be based at a location that requires the Executive to travel more than an additional 35 miles per day;

(e) Requiring Executive to report to a position which is at a lower level than the highest level to which Executive reported within the six months prior to the CIC;

(f) Demoting Executive to a level lower than Executive’s level in the Company as of the Effective Date;

(g) The Company’s failure to extend the Term pursuant to Section 1.2 (if the Agreement would expire unless the Term is extended within such period), as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(h) A material breach of any material provision of this Agreement by the Company or a Successor Company which is not cured within 30 days of receiving a written notice from the Executive with such notice explaining in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s claim.

2.21 “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon, and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated, and, where applicable, which shall specifically include notice pursuant to Section 1.2 that Company has elected not to extend the Term.

2.22 “Payment Date” shall have the meaning ascribed to it in Section 15.12.

2.23 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.24 “Position” shall have the meaning ascribed to it in Section 3.1.

2.25 “Qualifying Termination” means any of the events described in Section 8.2, the occurrence of which triggers the payment of CIC Severance Benefits hereunder.

2.26 “Release” shall have the meaning ascribed to it in Section 15.12.

2.27 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.28 “Section 409A” shall have the meaning ascribed to it in Section 9(a)(i).

2.29 “Severance Benefits” means the payment of severance compensation as provided in Sections 7.4 and 7.6, and not payable due to a CIC.

2.30 “Six-Month Payment Date” shall have the meaning ascribed to it in Section 10.1.

2.31 “Successor Company” means any company that (i) acquires more than 50% of the assets of the Company or (ii) acquires more than 50% of the outstanding stock of the Company, or (iii) is the surviving entity in the event of a CIC.

Article 3. Position and Responsibilities

3.1 During the Term, the Executive agrees to serve as Senior Vice President, North America Commercial of the Company, reporting to the Chief Executive Officer and President, or in such other position which Executive shall agree to accept or to which Executive shall be promoted during the Term (the “Position”).

Article 4. Standard of Care

4.1 During the Term, the Executive shall devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless such business activity is approved by the Board or Compensation Committee.

Article 5. Compensation

5.1 As remuneration for all services to be rendered by the Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive those items set forth in Sections 5.2 through 5.8.

5.2 The Company shall pay the Executive a Base Salary in an amount established from time to time by the Board or the Compensation Committee; provided, however, that such Base Salary shall not be at an annualized rate of less than $325,000 per year.

(a) This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b) The Base Salary shall be reviewed at least annually during the Term, to ascertain whether, in the judgment of the Board or Compensation Committee, such Base Salary should be changed based primarily on the performance of the Executive during the year.

5.3 Annual Bonus. In addition to the Base Salary, the Executive shall be entitled to participate in the Company’s annual short-term incentive program, as such program may exist from time to time, at a level commensurate with the Position. The percentage of Base Salary targeted as annual short-term incentive compensation shall be 50% of Base Salary (the “Targeted Annual Bonus Award”). The Executive acknowledges that the amount of annual short-term incentive, if any, to be awarded shall be at the sole discretion of the Board or Compensation Committee, may be less or more than the Targeted Annual Bonus Award, and will be based on a number of factors set in advance by the Board or Compensation Committee for each calendar year, including the Company’s performance and the Executive’s individual performance. Nothing in this Section 5.3 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the short-term incentive program, so long as such changes are equally applicable to all executive employees of the Company.

5.4 Long-Term Incentives. The Executive shall be eligible to participate in the Company’s long-term incentive plan, as such shall be amended or superseded from time to time; provided, however, that nothing in this Section 5.4 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the long-term incentive plan, so long as such changes are equally applicable to all executive employees of the Company.

5.5 Retirement Benefits. The Company shall permit the Executive to participate in any Company qualified defined benefit and defined contribution retirement plans as may be established during the Term; provided, however, that nothing in this Section 5.5 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are equally applicable to all executive employees of the Company.

5.6 Employee Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Position, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.

(a) Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability.

(b) The Executive may likewise participate in any additional benefit as may be established during the Term, by written policy of the Company.

5.7 Vacation. The Executive shall accrue such paid vacation as is customary for the Position in corporate institutions of similar size and character in the determination of the Board or Compensation Committee, but in any event not less than 25 paid vacation days during each calendar year (subject to pro-ration in calendar year 2011).

5.8 Perquisites. The Company shall provide to the Executive, at the Company’s expense, such perquisites as the Board or Compensation Committee may determine from time to time to provide.

5.9 Right to Change Plans. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all executive employees of the Company.

Article 6. Expenses

6.1 Upon presentation of appropriate documentation, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and dues, fees, and expenses associated with membership in appropriate professional, business, and civic associations and societies. All such reimbursements shall be subject to the terms and conditions set forth in Section 9(c).

Article 7. Employment Terminations

7.1 Termination Due to Death. In the event the Executive’s employment is terminated during the Term by reason of death, subject to Section 7.1(g), the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a) Base Salary through the Effective Date of Termination;

(b) An amount equal to the Executive’s unpaid Targeted Annual Bonus Award, established for the fiscal year in which such termination is effective, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is 365;

(c) All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company or grant agreement;

(d) Accrued but unused vacation pay through the Effective Date of Termination; and

(e) All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(f) The benefits described in Sections 7.1(a), (b) and (d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event more than 30 days after such date. All other payments due to the Executive upon termination of employment, including those described in Sections 7.1(c) and (e), shall be paid in accordance with the terms of such applicable plans or programs.

(g) With the exception of Articles 8, 9, 10, 11, 12, 15 and 16 and Section 7.1 (which shall survive such termination), the Company and the Executive shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.1.

7.2 Termination Due to Disability. In the event that the Executive becomes Disabled during the Term and is, therefore, unable to perform his duties for more than 180 total calendar days during any period of 12 consecutive months, or in the event of the Board’s reasonable expectation that the Executive’s Disability will exist for more than a period of 180 calendar days, the Company shall have the right to terminate the Executive’s employment as provided in this Section 7.2.

(a) The Board shall deliver written notice to the Executive of the Company’s intent to terminate for Disability at least 30 calendar days prior to the Effective Date of Termination.

(b) Determinations of Executive’s Disability shall determined by the Board upon receipt of and in reliance on competent medical advice from one or more individuals, selected by the Board who are qualified to give such professional medical advice.

(c) A termination for Disability shall become effective upon the end of the 30-day notice period. Upon the Effective Date of Termination, subject to Section 7.2(f), the Company’s obligations under this Agreement shall immediately expire.

(d) Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(1) Base Salary through the Effective Date of Termination;

(2) An amount equal to the Executive’s unpaid Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is 365;

(3) All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company or grant agreement;

(4) Accrued but unused vacation pay through the Effective Date of Termination; and

(5) All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(e) The benefits described in Sections 7.2(d)(1) and (d)(4) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than 30 days after such date. The payments due to the

Executive under Section 7.2(d)(2) shall be paid in a lump sum on the Payment Date (as defined in Section 15.12). All other payments due to the Executive upon termination of employment, including those in Sections 7.2(d)(3) and (d)(5), shall be paid in accordance with the terms of such applicable plans or program.

(f) With the exception of the covenants contained in Articles 8, 9, 10, 11, 12, 13, 15 and 16 and Section 7.2 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.2.

7.3 Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by giving Notice of Termination to the Board, delivered at least 14 calendar days prior to the Effective Date of Termination.

(a) The termination automatically shall become effective upon the expiration of the 14-day notice period. Notwithstanding the foregoing, the Company may waive the 14-day notice period; provided, however, that the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the 14-day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(b) Upon the Effective Date of Termination, following the expiration of the 14-day notice period, the Company shall pay the Executive his full Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be paid any Annual Bonus with respect to the fiscal year in which voluntary termination under this Section occurs).

(c) With the exception of Articles 8, 9, 10, 11, 12, 13, 15 and 16 and Section 7.3 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.3.

7.4 Involuntary Termination by the Company without Cause. At all times during the Term, the Board may terminate the Executive’s employment for reasons other than death, Disability or Cause, by providing to the Executive a Notice of Termination, at least 60 calendar days (90 calendar days when termination is due to non-extension of the Term by the Company pursuant to Section 1.2) prior to the Effective Date of Termination; provided, however, that such notice shall not preclude the Company from requiring Executive to leave the Company immediately upon receipt of such notice.

(a) Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties.

(b) Upon the Effective Date of Termination (not a Qualifying Termination), following the expiration of the 60-day notice period (90 days in the case of non-extension of the Term), the Company shall pay and provide to the Executive:

(1) An amount equal to the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2) An amount equal to the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs;

(3) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers) after the Effective Date of Termination for two years. Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits. These benefits shall be provided to the Executive at the same coverage level as in effect as of the Effective Date of Termination, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued if prior to the expiration of the period, the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee;

(4) All outstanding equity awards granted to the Executive that vest based solely on the passage of time (rather than performance conditions) shall become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse;

(5) An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6) All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(c) In the event that the Board terminates the Executive’s employment without Cause on or after the date of the announcement of the transaction which leads to a CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.4; provided, however, that to the extent the Executive terminates employment prior to the CIC, the CIC Severance Benefits shall be paid on the same schedule as the Severance Benefits.

(d) Payment of all but 10% of the benefits described in Section 7.4(b)(1), and payment of all but 10% of the benefits described in Section 7.4(b)(2) shall be paid in cash to the Executive in equal bi-weekly installments over a period of 12 consecutive months beginning on the Payment Date, subject to the provisions of Article 9. The amounts that were withheld shall be paid in cash to the Executive in a single lump sum at the end of the 6-month restrictive period set forth in Section 13.3.

(e) Except as specifically provided in Section 7.4(f), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(f) With the exception of Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.4 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.4.

(g) Notwithstanding anything herein to the contrary, and subject to the provisions of Section 409A of the Code, the Company’s payment obligations under this Section 7.4 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program applicable to such Executive.

7.5 Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

(a) To be effective, the Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination for Cause.

(b) In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.5 with the exception of the covenants contained in Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.5 (which shall survive such termination).

7.6 Termination for Good Reason. The Executive shall have 60 days from the date he learns of action taken by the Company that allows the Executive to terminate his employment for Good Reason to provide the Board with a Notice of Termination.

(a) The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

(b) The Company shall have 30 days to cure such Company action following receipt of the Notice of Termination.

(c) The Executive is required to continue his employment for the 60-day period following the date in which he provided the Notice of Termination to the Board. The Company may waive the sixty 60-day notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.2, 5.4, 5.5 and 5.6 for the 60-day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(d) Upon a termination of the Executive’s employment for Good Reason during the Term, and following the expiration of the 60-day notice period, the Company shall pay and provide to the Executive the following:

(1) An amount equal to the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2) An amount equal to the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs;

(3) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for two years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers). Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits. These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the two-year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee;

(4) All outstanding equity awards granted to the Executive that vest based solely on the passage of time (rather than performance conditions) shall become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse;

(5) An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6) All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(e) In the event of termination of Executive’s employment for Good Reason on or after the date of the announcement of the transaction which leads to the CIC and up to 12 months following the date of the CIC, the Executive shall be entitled to the CIC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.6; provided, however, that to the extent the Executive terminates employment prior to the CIC, the CIC Severance Benefits shall be paid on the same schedule as the Severance Benefits.

(f) The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness unless such incapacity is determined to constitute a Disability as provided herein.

(g) Payment of all but 10% of the benefits described in Section 7.6(d)(1) and payment of all but 10% of the benefits described in Section 7.6(d)(2) shall be paid in cash to the Executive in equal bi-weekly installments over a period of 12 consecutive months beginning on the Payment Date, subject to Article 9. The amounts that were withheld shall be paid in cash to the Executive in a single lump sum at the end of the 6-month restrictive period set forth in Section 13.3 of this Agreement.

(h) Except as specifically provided in Section 7.6(g), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(i) With the exceptions of Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.6 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.6.

Article 8. Change in Control

8.1 Employment Termination Following a CIC. The Executive shall be entitled to receive from the Company CIC Severance Benefits if a Notice of Termination for a Qualifying Termination of the Executive has been delivered; provided, that:

(a) The Executive shall not be entitled to receive CIC Severance Benefits if he is terminated for Cause (as provided in Section 7.5), or if his employment with the Company ends due to death, or Disability, or due to voluntary termination of employment by the Executive without Good Reason.

(b) CIC Severance Benefits shall be paid in lieu of all other benefits provided to the Executive under the terms of this Agreement.

8.2 Qualifying Termination. The occurrence of any one or more of the following events on or after the date of the announcement of the transaction which leads to the CIC and up to 12 months following the date of the CIC shall trigger the payment of CIC Severance Benefits to the Executive under this Agreement:

(a) An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability, as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(b) A voluntary termination by the Executive for Good Reason as evidenced by a Notice of Termination delivered to the Company by the Executive.

8.3 Severance Benefits Paid upon a Qualifying Termination. In the event the Executive becomes entitled to receive CIC Severance Benefits, the Company shall pay to the Executive and provide him the following:

(a) An amount equal to 1.5 times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(b) An amount equal to 1.5 times the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Executive’s Effective Date of Termination occurs;

(c) An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d) All outstanding long-term incentive awards shall accelerate and become fully vested;

(e) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for 2.5 years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third-party providers). Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits.

(1) These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect 60 days prior to the date of the CIC, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.

(2) In the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

(3) The continuation of these welfare benefits shall be discontinued prior to the end of the 2.5-year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee.

8.4 Form and Timing of Severance Benefit. Payment of all of the benefits described in Sections 8.3(a) through (c) shall be paid in cash to the Executive in a single lump sum on the Payment Date, subject to Article 9. All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

8.5 Excise Taxes

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 8.5(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), any “Contingent Compensation Payments” (as defined below) that the Executive has the right to receive shall be either (i) reduced (but not below zero) so that the present value of the Contingent Compensation Payments will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) and so that no portion of the Contingent Compensation Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to the Executive. For purposes of this Section 8.5, the Contingent Compensation Payments so eliminated under (i) above shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.” In addition, the override of such reduction in Contingent Compensation Payments pursuant to (ii) above shall be referred to as a “Section 8.5 Override.”

(b) For purposes of this Section 8.5 the following terms shall have the following respective meanings:

(1) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(2) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(c) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8.5(c). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount, if any, and (iii) whether the Section 8.5 Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, if any, and (iii) whether the Section 8.5 Override is applicable. If and to the extent that there is an Eliminated Amount, the Contingent Compensation Payments shall be reduced or eliminated, as determined by the Company, in the following order: (w) any cash payments, (x) any taxable benefits, (y) any nontaxable benefits, and (z) any vesting of equity awards, in each case in the reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the Excise Tax, to the extent necessary to avoid the Excise Tax. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments, if any, shall be determined by the Company in its absolute discretion. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in East Brunswick, New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 8.5(a) and (b), the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Citibank, N.A., compounded monthly from the date that such payments originally were due.

(d) The provisions of this Section 8.5 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

8.6 Long-Term Incentive Awards. In the event of a CIC during the Term, all outstanding long-term incentive awards held by the Executive shall immediately accelerate and become fully vested.

8.7 With the exceptions of Articles 8, 9, 10, 11, 12, 13 and 14 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Article 8.

Article 9. Compliance with IRC Section 409A.

(a) The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Articles 7 or 8, as applicable:

(i) It is intended that each installment of the payments and benefits provided under Articles 7 or 8 shall be treated as a separate “payment” for purposes of Section

409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the “separation from service” of the Executive from the Company (determined as set forth below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Articles 7 or 8, as applicable.

(iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the payments and benefits due under Articles 7 or 8, as applicable, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in this Agreement; and

(2) Each installment of the payments and benefits due under Articles 7 or 8 that is not described in clause (1), above, and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Section 4.4(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d) The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such Severance Benefit or CIC Severance Benefit (including, without limitation, as to the timing of any such payment payable pursuant to the terms of this Agreement) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

Article 10. Creation of Rabbi Trust

10.1 In the event that a CIC Severance Payment is required to be made on the day that is six months and one day after the Executive’s “separation from service” pursuant to Section 9 (a)(iii), the Company shall deposit the full amount of such CIC Severance Payment in cash in a rabbi trust for the benefit of the Executive as soon as reasonably practicable following the Executive’s “separation from service”. The rabbi trust shall be governed by the terms of a trust agreement reasonably acceptable to the parties, shall be irrevocable and shall provide that the Company, or any successor thereto, may not, directly or indirectly, use or recover any assets of the rabbi trust until such time as the assets of the trust have been paid to the Executive hereunder, subject only to the claims of creditors of the Company in the event of its insolvency or bankruptcy. The assets held by the rabbi trust shall be transferred to Executive one day following the six-month anniversary of the Executives “separation from service” from the Company (the “Six-Month Payment Date”). The assets delivered to Executive pursuant to the rabbi trust shall reflect any investment gain or loss (as the case may be) on the CIC Severance Benefit from the date the assets comprising the CIC Severance Benefit were deposited into such rabbi trust until the Six-Month Payment Date. The Company, or any successor thereto, shall deliver and pay over to the appropriate taxing authorities if and when due all amounts subject to withholding with respect to the transfer of the CIC Severance Benefit to the rabbi trust and the transfer of the assets of the rabbi trust to Executive (as adjusted for any investment gain or loss) on the Six-Month Payment Date, and shall instruct the trustee to transfer to the Executive such assets (in such form and asset class as has been deposited initially into the rabbi trust), without any further reduction for withholding for federal, state and local taxes other than any additional amounts required to be withheld on any amounts transferred to the Executive that were not included in the initial computation of the CIC Severance Benefit.

Article 11. Assignment

11.1 Assignment by Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any Successor Company.

(a) Any such Successor Company shall be deemed substituted for all purposes as the “Company” under the terms of this Agreement.

(b) Failure of the Company to obtain the agreement of any Successor Company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment for Good Reason as provided in Section 7.7 (failure not related to a CIC) or Section 8.3 (if the failure of assignment follows or is in connection with a CIC).

(c) Except as herein provided, this Agreement may not otherwise be assigned by the Company.

11.2 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(a) If the Executive dies while any amount would still be payable to him pursuant to this Agreement had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary.

(b) If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 12. Legal Fees and Notice

12.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred by Executive in contesting a termination, if Executive prevails. The Company shall also pay the reasonable attorneys fees incurred by the Executive in the negotiation of this Agreement. The payment of such amounts shall be subject to the terms of Section 9(c).

12.2 Notice. Any notices, requests, demands, or other communications provided by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.

Article 13. Confidentiality and Noncompetition

13.1 Disclosure of Information. The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement.

(a) The Executive will not, during and for five years after the Term, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

13.2 Covenants Regarding Other Employees. During the Term, and for a period of 12 months following the Executive’s termination of employment for any reason, the Executive agrees not to actively solicit any employee of the Company to terminate his or her employment with the Company or to interfere in a similar manner with the business of the Company.

13.3 Noncompete Following a Termination of Employment. From the Effective Date of this Agreement until six months following the Executive’s Effective Date of Termination for any reason, the Executive will not: (a) directly or indirectly own any equity or proprietary interest in (except for ownership of shares in a publicly traded company not exceeding 3% of any class of outstanding securities), or be an employee, agent, director, advisor, or consultant to or for any competitor of the Company, whether on his own behalf or on behalf of any person; or (b) undertake any action to induce or cause any customer or client to discontinue any part of its business with the Company.

13.4 Waiver of Covenants Upon a CIC. Upon the occurrence of a CIC, the Executive shall be released from each of the covenants set forth in Sections 13.2 and 13.3, if such Executive is terminated by the Company without Cause or if the Executive terminates his employment with the Company for Good Reason.

Article 14. Outplacement Assistance

14.1 Following a termination of employment, other than for Cause, the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the one-year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to $100,000. The provision of such outplacement services reimbursement shall be subject to the terms of Section 9(c).

Article 15. Miscellaneous

15.1 Entire Agreement. With the exception of the Company’s Proprietary Information and Inventions Agreement previously executed by Executive, this Agreement supersedes any prior agreements, or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

15.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

15.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

15.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.6 Beneficiaries. To the extend allowed by law, any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

15.7 Restrictive Covenants. With the exception of the Company’s willful material breach of its payment obligations under Articles 7 and 8 of this Agreement (provided, however, that no such breach shall be deemed to have occurred until the Executive has provided the Board with written notice of such breach and a reasonable opportunity for cure), the restrictive covenants contained in Article 13 are independent of any other contractual obligations in this Agreement or otherwise owed by the Company to the Executive. Except as provided in this paragraph, the existence of any claim or cause of action by Executive against the Company, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company of any restrictive covenant contained herein.

15.8 The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

15.9 Previous Obligations.

(a) Executive agrees and confirms that Executive’s acceptance of this Agreement and performance of his duties hereunder will not in any way require or place Executive in a position that may require or potentially may require the use or disclosure of any third party’s trade secrets or proprietary information.

(b) Executive confirms that Executive has disclosed to the Company all agreements Executive has with any third party that incorporate confidentiality restrictions or a covenant not to compete.

(c) Executive believes that he is under no obligations to any third party, including any confidentiality agreements, covenants not compete or the like, which will in any way restrict the Executive’s ability to perform his duties hereunder.

(d) Executive agrees and confirms that in the event Executive is ever asked to participate in any activity or perform any job duties and responsibilities as an employee of the Company which the Executive believes may involve the utilization or dissemination of information a third party has identified as its proprietary information or a trade secret or which may fall under a previously executed covenant not to compete, Executive will immediately notify the Chief Executive Officer and General Counsel and will not undertake to participate in any activities which require or could possibly require Executive to utilize or rely upon such proprietary information or trade secret.

15.10 Review by Counsel. Prior to executing this Agreement, Executive agrees that he has consulted with his attorney who represents his interests and who has fully and completely explained the terms and conditions of this Agreement and the obligations created herein.

15.11 Director Resignation. In the event that the Executive is a member of the Board on the Effective Date of Termination, Executive shall resign from the Board effective on the Effective Date of Termination.

15.12 Release. Notwithstanding anything to the contrary in this Agreement, the obligation of the Company to makes the payments or provide the benefits described in Sections 7.2(d)(2), 7.4(b)(1) through (3), 7.6(d)(1) through (3), or Section 8.3(a), (b) or (e), and the right of Executive to receive such benefits, are subject to the obligation of the Executive to deliver an executed release in a reasonable and customary form (the “Release”) and any applicable revocation period with respect to the Release expiring within 60 days following the Effective Date of Termination Date. The severance payments and benefits shall be paid or commence on the first payment date following the date on which the Release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the year of termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

Article 16. Governing Law

16.1 To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

[signature pages follow]

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Agreement as of the Effective Date.

Executive:

/s/ Lou Ferrari
Lou Ferrari

Company:

Savient Pharmaceuticals, Inc.

By:	/s/ John H. Johnson
John H. Johnson
Chief Executive Officer